STATE OF NORTH CAROLINA                     )
                                            )             SEVERANCE AGREEMENT
COUNTY OF WAKE                              )


         This Agreement is made this ____ day of December, 1999, by and between KONOVER PROPERTY TRUST, INC., a Maryland corporation (the "Company"), and FRED
P. STEINMARK ("Mr. Steinmark").

                              W I T N E S S E T H:

         WHEREAS, the Company and Mr. Steinmark entered into that certain Employment Agreement dated as of July 1, 1998 (the "Employment Agreement"); and

         WHEREAS, the Employment Agreement provides for the employment of Mr. Steinmark by the Company through June 30, 2001, and Mr. Steinmark and the Company have agreed that the parties will terminate their employment relationship prior to that date in an amicable and definitive manner; and

         WHEREAS, the terms of this Severance Agreement have been approved by the Board of Directors and Executive Compensation Committee of the Company;

         NOW, THEREFORE, for good and valuable consideration as prescribed herein, the Company and Mr. Steinmark agree to termination of their employment relationship in accordance with the terms set forth hereafter:

         1. Termination of Employment. The employment relationship between the parties will terminate as of December 31, 1999 (the "Effective Date").

         2. Compensation Continuation. The Company will continue to pay Mr. Steinmark his current base salary through the Effective Date, at intervals in accordance with the Company's current pay practices. On January 5, 2000, the Company will pay Mr. Steinmark a lump sum amount of Three Hundred Fifty-Nine Thousand Six Hundred Twenty-Five and No/100 Dollars ($359,625.00). All amounts paid to Mr. Steinmark will be subject to withholding of federal and state income and employment taxes, in accordance with United States and Florida laws. Unless otherwise determined by the Company, Mr. Steinmark will be entitled to no cash compensation from the Company in addition to the sums provided in this section.

         3. Incentive Stock Options. The option as to 20,000 shares of the 50,000 shares of the Company's common stock granted to Mr. Steinmark pursuant to that Non-qualified Stock Option Agreement dated July 1, 1998 will be, and are fully vested as of the Effective Date, and the options may be exercised in full or in part thereafter by Mr. Steinmark or his estate at any time in accordance with their terms on or before December 31, 2000. The options as to the remaining 30,000 non-vested shares shall expire on the Effective Date.

         4. Restricted Stock. The 45,199 shares of restricted stock granted to Mr. Steinmark [held in the form of repurchase rights pursuant to the July 1, 1998 Individual Exchange Agreement ("Exchange Agreement")] shall be fully vested on the Effective Date. Should Mr. Steinmark elect to obtain the stock, he agrees to exercise his repurchase rights in compliance with the Exchange Agreement.

         5. Employee Benefits. From and as of the Effective Date, the Company will, through COBRA continuation coverage, continue Mr. Steinmark as a participant in the Company's medical and dental benefits plans through the earlier of: (i) the date Mr. Steinmark obtains a position with another employer which makes insurance coverage available to its employees or (ii) June 30, 2001, at no out-of-pocket cost to Mr. Steinmark, other than the standard deductibles and co-pays contained in the plans, and will continue Mr. Steinmark's eligible dependents under such coverage provided Mr. Steinmark pays to the Company any premiums for dependent coverage under the plans to the extent charged to other Company officers. From and as of the Effective Date, the Company will, through continuation coverage, continue Mr. Steinmark's term life insurance in the amount of $325,000. Such coverage shall continue until June 30, 2001. Coverage of Mr. Steinmark and his dependents under any other employee benefit plan will expire as of the Effective Date, except that Mr. Steinmark will be entitled to receive their vested accrued benefits, if any, under any such plan through the Effective Date.

         6. Arbitration. If there is a dispute under this Agreement between Mr. Steinmark and the Company with respect to the subject matter and terms of this Agreement (including the applicability of this section), either party may submit that dispute to binding arbitration in Raleigh, North Carolina, under the rules of the American Arbitration Association then in effect for Raleigh, North Carolina, and pursuant to Chapter 1, Article 45A of the General Statutes of North Carolina which applies to this provision. The decision of the arbitrator(s) will be binding on all parties to the arbitration, and their heirs, successors, and assigns.

         7. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the matters dealt with herein, and no agreements, representations, or statements of any party not contained herein shall be binding on that party. The Employment Agreement will terminate as of the Effective Date.

         8. Controlling Law. This Agreement is governed by and to be construed in accordance with the laws of the State of North Carolina, as they are applied to contracts made and to be wholly performed in this state, regardless of choice of law principles to the contrary.

         IN WITNESS WHEREOF, the Company and Mr. Steinmark have executed this Agreement under seal on the day and year first written above.

                                       _________________________________ (SEAL)
                                       Fred P. Steinmark


                                       KONOVER PROPERTY TRUST, INC.


                                       By: _____________________________________
                                             C. Cammack Morton, President & CEO

(CORPORATE SEAL)

ATTEST:

_________________________
Secretary


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